Exhibit 99.1
NOT FOR IMMEDIATE RELEASE
-------------------------


               COMMSCOPE REPORTS RECORD FIRST QUARTER RESULTS
ORDERS OF $272 MILLION; REVENUE OF $204 MILLION; EARNINGS PER SHARE OF $0.32
-----------------------------------------------------------------------------

HICKORY, NC -- (APRIL 19, 2000) CommScope, Inc. (NYSE: CTV) a world leader in the manufacture of broadband and high-performance communication cables, today announced record first quarter orders, sales and earnings per share for the period ended March 31, 2000. Earnings per share rose 52% to $0.32 per diluted share in this year's first quarter from $0.21 per diluted share in the first quarter of 1999.

"Demand for CommScope's portfolio of Hybrid Fiber Coaxial (HFC) products for last-mile telecommunications continues to accelerate," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "CommScope is benefiting from increasing competition and new revenue opportunities, which are driving our customers to rapidly upgrade their broadband networks. We're also seeing growing interest in advanced residential cabling solutions for in-home video, voice and high-speed data."

Sales for the first quarter increased 38% to $203.9 million, compared to $148.1 million in the first quarter of 1999. This record performance continues to be driven primarily by strong broadband cable sales to domestic telecommunications companies. Domestic sales rose 46% to $153.7 million, up from $105.5 million in the first quarter of 1999. International sales rose to $50.2 million, up 18% year over year and up 10% sequentially.

Orders booked in the first quarter rose 71% to a new all-time record $271.8 million, up from $159.1 million in the same period last year. Orders reflect particular strength in worldwide demand for HFC products.

Net income for the first quarter rose 55% to a first quarter record of $16.7 million, up from $10.8 million in the first quarter of 1999.

"We are excited about CommScope's outlook," said Drendel. "We think that we're just beginning to see the potential of broadband HFC networks in the last mile of telecommunications. We believe that these powerful networks will spur development of new bandwidth-intensive applications, which will continue to drive worldwide demand for our products.

"CommScope intends to expand its leadership position in providing enabling cable technology - for both wired and wireless networks - to telecommunications customers around the world," Drendel added. "Our previously announced capacity expansions are on schedule. We expect significant additional capacity for fiber optic and wireless products around midyear 2000."

OTHER FIRST QUARTER HIGHLIGHTS
-------------------------------
o CATV/Video sales worldwide increased to $149.8 million, up 26% year over year. Domestic CATV/Video sales also rose 30% year over year, due primarily to strong sales to Multiple System Operators (MSOs). Sales of fiber optic products more than doubled compared to the first quarter of 1999.

o Local Area Network (LAN) sales rose to $24.8 million, up 66% year over year. Demand for high-performance, gigabit capable products continues to be strong and deployment of Isolite [TRADEMARK] patent-pending foaming technology across all LAN product categories is on schedule.

o Wireless and Other Telecom sales more than doubled to $29.3 million compared to last year. Sales of Cell Reach [REGISTERED TRADEMARK] wireless products more than tripled compared to the first quarter of 1999.

o Gross margins for the first quarter rose to approximately 25.7%, up approximately 80 basis points from the first quarter of 1999. Gross margins were down sequentially due primarily to higher raw material costs, increased labor costs and one-time costs that affected production and shipping.

"We anticipate margin improvement in the second quarter," noted Drendel. "We expect the previously announced price increase for HFC products and vertical integration activities, which should begin yielding benefits late in the second quarter, to more than offset the rising cost and tightening supply of some raw materials," said Drendel.

"Despite some challenges, we executed well and achieved good first quarter results," added Drendel. "We overcame the first quarter impact of severe winter weather and shipping delays associated with the installation of a new integrated information system. We've made tremendous progress incorporating our new information system into our business model and expect to reap its full benefits over the longer term. I'm particularly grateful for the hard work by our employees to get the job done in the face of these short-term obstacles."

CommScope is the world's largest manufacturer of coaxial cable and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

     Statements in this press release which are other than historical facts are intended to be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to those statements relating to capacity expansion, price increases, margin improvement, cost and availability of materials, relative market position, sales and growth goals, outlook and earnings. While CommScope believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Factors and risks that could cause such differences include, but are not limited to changes in cost and availability of materials, successful implementation of the bi-metals operation and other vertical integration activities, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, pricing and acceptance of CommScope's products, industry competition, regulatory changes affecting our industries, international economic conditions, telecommunications industry capital spending, and other factors. The cautionary statements contained in Exhibit 99 to CommScope's 1999 Form 10-K are incorporated herein by reference.

            Visit CommScope at our Web Site - www.commscope.com


CONTACTS:

PHIL ARMSTRONG                BETSY LAMBERT, APR
INVESTOR RELATIONS            MEDIA RELATIONS
(828) 323-4848                828-323-4873


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
                              COMMSCOPE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                     2000             1999
                                                 -----------      ------------

Net sales                                        $   203,939      $  148,071
                                                 -----------      ------------

Operating costs and expenses:
   Cost of sales                                     151,586         111,236
   Selling, general and administrative                18,397          14,569
   Research and development                            3,638           1,489
   Amortization of goodwill                            1,343           1,247
                                                 -----------      ------------

       Total operating costs and expenses            174,964         128,541
                                                 -----------      ------------

Operating income                                      28,975          19,530
Other income (expense)                                   (15)             10
Interest expense                                      (2,388)         (2,798)
Interest income                                          392             139
                                                 -----------      ------------

Income before income taxes                            26,964          16,881
Provision for income taxes                           (10,237)         (6,121)
                                                 -----------      ------------

Net income                                       $    16,727      $   10,760
                                                 ===========      ============

Net income per share:
   Basic                                         $      0.33      $     0.21
   Assuming dilution                             $      0.32      $     0.21

Weighted average shares outstanding:
   Basic                                              50,935          50,401
   Assuming dilution                                  52,500          51,218